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                                 EXHIBIT 9(e)
                   LICENSE AGREEMENT RELATING TO USE OF NAME

         AGREEMENT made as of the ___ day of April, 1997, by and between MERRILL LYNCH & CO. INC., a Delaware corporation ("Merrill Lynch"), and EQ ADVISORS TRUST, a Delaware business trust (the "Trust");

                                  WITNESSETH

         WHEREAS, Merrill Lynch was incorporated under the laws of the State of Delaware on March 27, 1973 under the corporate name "Merrill Lynch & Co. Inc." and has used such name at all times thereafter; and

         WHEREAS, Merrill Lynch was duly qualified as a foreign corporation under the laws of the State of New York on April 25, 1973 and has remained so qualified at all times thereafter; and

         WHEREAS, the Trust was organized as a business trust under the laws of the State of Delaware pursuant to an Agreement and Declaration of Trust dated as of October 31, 1996, under the name "787 Trust", and such name was changed to "EQ Advisors Trust", pursuant to an Amended and Restated Agreement and Declaration of Trust dated January 22, 1997 (the "Declaration of Trust"); and

         WHEREAS, the Trust was organized as series trust that may consist of one or more funds (the "Funds"); and

         WHEREAS, the Trust desires to qualify as a foreign business trust under the laws of the State of New York and has requested Merrill Lynch to give its consent to the use of the name "Merrill Lynch" in the name of any of the Trust's Funds for which Merrill Lynch Asset Management, L.P. ("MLAM") provides investment advisory services (the "MLAM-advised Funds").

         NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, Merrill Lynch, and the Trust hereby agree as follows:

         1. Merrill Lynch hereby grants the Trust a non-exclusive license to use the words "Merrill Lynch" in the name of any of its MLAM-advised Funds.

         2. Merrill Lynch hereby consents to the qualification of the Trust as a foreign business trust under the laws of the State of New York with the words "Merrill Lynch" in the names of the Trust's MLAM-advised Funds and agrees to execute, or to cause its affiliates to execute, such formal consents as may be necessary in connection with such filing.

         3. The non-exclusive license hereinabove referred to has been given and is given by Merrill Lynch on the condition that it may at any time, in its sole and absolute discretion, withdraw the non-exclusive license to the use of words "Merrill Lynch" in the name of any of the Trust's MLAM-advised Funds; and, as soon as practicable after receipt by the Trust of written notice of the



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withdrawal of such non-exclusive license, and in no event later than ninety
(90) days thereafter, the Trust will change the names of any of its Funds that include the words "Merrill Lynch" so that such names will not thereafter include the words "Merrill Lynch" or any variation thereof, including without limitation the abbreviation "ML".

         4. Merrill Lynch reserves and shall have the right to grant to any other company or trust, including without limitation, any other investment company, the right to use the words "Merrill Lynch" or variations thereof in its name and no consent or permission of the Trust shall be necessary; but, if required by any applicable laws of any state, the Trust will forthwith grant all requisite consents.

         5. The Trust will not grant to any other company, trust or series of either of them the right to use a name similar to that of the Trust's MLAM-advised Funds or Merrill Lynch without the written consent of Merrill Lynch.

         6. Regardless of whether the Trust should hereafter change the names of any of its Funds that include the words "Merrill Lynch" and eliminate the words "Merrill Lynch" or any variation thereof from such names, the Trust hereby grants to Merrill Lynch the right to cause the incorporation of other corporations or the organizations of voluntary associations that may have names similar to that of the Trust's MLAM-advised Funds or to that to which the Trust may change the names of any of its MLAM-advised Funds and to own all or any portion of the shares of such other corporations or associations and to enter into contractual relationships with such other corporations or associations, subject to any requisite approval of a majority of the Trust's shareholders and the Securities and Exchange Commission and subject to the payment of a reasonable amount to be determined at the time of use, and the Trust agrees to give and execute any such formal consents or agreements as may be necessary in connection therewith.

         7. The Trust will not, and will not permit any of its trustees, officers, employees or agents including without limitation any distributor of the Trust's shares to use the name of MLAM or any affiliate of MLAM, including Merrill Lynch, in Trust literature (including "Trust Documents" as defined in this paragraph) without prior written review and approval by MLAM, which approval will not be unreasonably withheld or delayed, and for which review and approval the Trust shall provide MLAM a reasonable period of time and advance notice where practicable. As used in this Agreement, "Trust Documents" shall include any registration statement or prospectus for the Trust's MLAM-advised Funds or sales literature on behalf of the Trust's MLAM-advised Funds (or any amendment or supplement to the foregoing).

         8. The Trust agrees to indemnify and hold harmless Merrill Lynch, MLAM, or any affiliate of either of them (collectively "indemnified parties") and each of any of their directors, officers, employees and agents against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the Trust's written consent) or expenses (including reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which indemnified parties may become subject under statute, regulation, common law or otherwise, insofar as such


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Losses arise out of or are based upon any use not authorized under the terms of this Agreement of the name "Merrill Lynch" or any variation thereof.

         9. This Agreement may be amended at any time by a writing signed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           MERRILL LYNCH & CO., INC.



                                           By: /s/
                                              ------------------------------
                                              Executive Vice President


                                           EQ ADVISORS TRUST


                                           By: /s/
                                              ------------------------------
                                              Peter D. Noris
                                              President and Trustee







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